SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

April 28, 2003

Dear Stockholder:

The Annual Meeting of the stockholders of Gemstar–TV Guide International, Inc. (the “Company”) will be held on Tuesday, May 20, 2003, at 2:00 p.m. Eastern time, at Citigroup Auditorium, 399 Park Avenue, New York, New York 10022. At the meeting, you will vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone or by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

We look forward to your participation in the annual meeting either through your proxy vote or your attendance at the meeting. If you need directions to the meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7500 or by email at investorinfo@gemstartvguide.com.

Sincerely,

Jeff Shell

Chief Executive Officer

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2003

The Annual Meeting of Stockholders of Gemstar–TV Guide International, Inc. (the “Company”) will be held on May 20, 2003, at 2:00 p.m. Eastern time, at Citigroup Auditorium, 399 Park Avenue, New York, New York 10022.

At the meeting, stockholders will be asked to:

•	elect Mr. Perry A. Lerner, Mr. K. Rupert Murdoch and Mr. Jeff Shell, each to a two-year term as a Class II director;

•	elect Mr. Peter Chernin and Mr. David F. DeVoe, each to a three-year term as a Class I director;

•	act on an amendment to the Company’s Certificate of Incorporation to eliminate supermajority director voting;

•	act on an amendment to the Company’s Certificate of Incorporation to eliminate the “TVG Directors” and the “GS Directors” designations;

•	act on an amendment to the Company’s 1994 Stock Incentive Plan (the “Stock Incentive Plan”);

•	ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003; and

•	consider any other business properly brought before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 21, 2003 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are invited to attend the meeting, and you may vote in person even though you have returned your proxy card.

Stephen H. Kay

Executive Vice President,

General Counsel and Secretary

April 28, 2003

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

i

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

PROXY STATEMENT

Annual Meeting of Stockholders—May 20, 2003

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Gemstar–TV Guide International, Inc. (the “Company”) of proxies for use at an Annual Meeting of Stockholders to be held on May 20, 2003, at 2:00 p.m. Eastern time, at Citigroup Auditorium, 399 Park Avenue, New York, New York 10022 and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 28, 2003. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the annual meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is given, the shares represented by each properly executed, unrevoked proxy will be voted (i) “FOR” the proposal to elect Mr. Perry A. Lerner, Mr. K. Rupert Murdoch and Mr. Jeff Shell, each to a two-year term as a Class II director of the Company; (ii) “FOR” the proposal to elect Mr. Peter Chernin and Mr. David F. DeVoe, each to a three-year term as a Class I director of the Company; (iii) “FOR” the proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority director voting; (iv) “FOR” the proposal to amend the Company’s Certificate of Incorporation to eliminate the “TVG Directors” and the “GS Directors” designations; (v) “FOR” the proposal to amend the Company’s Stock Incentive Plan; and (vi) “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003. With respect to any other matter that may come before the annual meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company has retained a proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson”), to aid in the solicitation process. The Company will pay Georgeson approximately $12,500 for its services and will reimburse Georgeson for out-of-pocket expenses. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

As of April 14, 2003, we relocated the principal executive offices of the Company from 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101 to 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028. Our new telephone number is (323) 817-4600.

Revocability of Proxy

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary, by duly executing and delivering to the Secretary a proxy bearing a later date or by voting in person at the annual meeting. Attending the annual meeting in and of itself will not constitute a revocation of a proxy.

Record Date

Only holders of record of common stock of the Company at the close of business on April 21, 2003 are entitled to notice of and to vote at the annual meeting. As of April 21, 2003, there were 408,236,254 shares of common stock outstanding. A list of the stockholders of record will be available at the annual meeting and during the 10 days prior to the annual meeting at the Company’s principal executive offices.

Attending the Annual Meeting in Person

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 12:00 p.m. Eastern time, and seating will begin at 1:00 p.m. Eastern time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Due to security measures, all bags will be subject to search and all persons who attend the meeting will be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Required Vote

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The nominees for each class of directors receiving the greatest number of votes at the meeting will be elected as directors. Abstentions and broker “non-votes” are not counted for this purpose.

Approval of each of the amendments to the Company’s Certificate of Incorporation requires the affirmative vote of at least sixty-six and two-thirds percent of the votes outstanding and entitled to vote. If you vote to “abstain” on these proposals, it will have the same effect as if you voted against the proposals.

For all other matters to be voted upon at the meeting, the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the matter, is necessary for approval. For this purpose, if you vote to “abstain” from voting on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker “non-votes,” however, are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote.

Stockholders’ Agreement

Through November 7, 2002, a Stockholders’ Agreement that had been among Dr. Henry C. Yuen, Liberty Media Corporation (“Liberty”), The News Corporation Limited (“News Corporation”) and the Company dated October 4, 1999 (the “Stockholders’ Agreement”), divided the Company’s Board of Directors (the “Board”) into two groups of six directors: News Corporation had the right to designate six of the Company’s twelve directors and Dr. Yuen had the right to designate the remaining six directors. As of November 7, 2002, the designees of News Corporation and Dr. Yuen were as follows:

News Corporation designees:	Dr. Henry C. Yuen designees:

Mr. Peter Chernin Mr. David F. DeVoe Mr. Nicholas Donatiello, Jr. Mr. K. Rupert Murdoch Mr. Lachlan K. Murdoch Mr. Jeff Shell	Mr. Perry A. Lerner Ms. Elsie Ma Leung Mr. Douglas B. Macrae Mr. James E. Meyer Mr. Jonathan B. Orlick Dr. Henry C. Yuen

In connection with the management and corporate governance restructuring that occurred on November 7, 2002, Dr. Yuen, News Corporation and the Company entered into Amendment No. 1 to the Stockholders’ Agreement (the “Amendment,” and together with the Stockholders’ Agreement, the “Amended Stockholders’ Agreement”). Under the Amended Stockholders’ Agreement, News Corporation, the Company and Dr. Yuen agreed that, until the earlier of September 30, 2005 and such date as Dr. Yuen’s employment is terminated under the Employment Agreement, dated as of November 7, 2002, between the Company and Dr. Yuen (the “Yuen

Employment Agreement”) (the “Specified Period”) (i) Dr. Yuen would be entitled to designate and renominate only himself as a director to the Board, (ii) if Dr. Yuen ceased to be a director for any reason, he would not be entitled to designate a successor to fill his vacancy, and (iii) News Corporation would be required to vote, and cause its Controlled Related Parties (as defined in the Amended Stockholders’ Agreement) to vote (x) for the election of Dr. Yuen to the Board, (y) against Dr. Yuen’s removal from the Board, and (z) for the election of Dr. Yuen as the non-executive Chairman of the Board. Until the later of July 12, 2005 or the expiration of the Specified Period, News Corporation is entitled to designate one director to the Board. Dr. Yuen agreed to vote during the Specified Period (i) for the election of News Corporation’s designee to the Board, and (ii) against the removal of News Corporation’s designee from the Board. The Specified Period ended on April 18, 2003 as a result of the Company’s termination of Dr. Yuen’s employment for cause. Accordingly, Dr. Yuen is no longer entitled to nominate himself to the Company’s Board of Directors. Further, as a result of the termination of his employment, Dr. Yuen ceased to be a director of the Company on April 18, 2003.

In addition, in connection with the restructuring, Ms. Leung agreed to resign from the Board of Directors no later than the end of her current term at the Annual Meeting of Stockholders to be held in 2003. Separately, Mr. Orlick resigned from the Board of Directors in December 2002.

Classified Board of Directors

The Company’s Certificate of Incorporation currently provides that the Board shall consist of twelve directors, which may be changed from time to time by resolution of nine out of twelve members of the Board. Currently, there are ten members of the Board of Directors and one member, Ms. Leung, is not standing for reelection. The Board is divided into three classes: Class I, Class II and Class III. Currently, the Class I directors consist of Mr. Chernin, Mr. DeVoe and Ms. Leung; the Class II directors consist of Mr. Lerner, Mr. K.R. Murdoch and Mr. Shell; and the Class III directors consist of Mr. Donatiello, Mr. Macrae, Mr. Meyer and Mr. L. Murdoch. Each director serves for a term ending after the third annual meeting following the annual meeting at which such director was last elected or until such director’s successor is elected. The terms of office of directors in Class I, Class II, and Class III end upon the later of the appointment of such director’s successor or following the annual meetings in 2003, 2002 and 2004, respectively. Since the Company did not hold an annual meeting in 2002, Class II directors continue to serve until their successors are elected.

Compensation of Directors

All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any Committee of the Board. The Company pays each independent director $25,000 per year for services as a director of the Company and $1,000 per Board or Committee meeting attended. In addition, independent directors are eligible to receive awards pursuant to the Company’s Stock Incentive Plan, as amended and restated. These awards are made at the discretion of the Compensation Committee of the Board of Directors. During fiscal 2002, the independent directors of the Company received options to purchase 10,000 shares of the Company’s common stock. The exercise price of the options was the fair market value of the Company’s common stock on the date of grant. Each option has a term of ten years and becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter.

In June 2002, in recognition of the increased responsibilities and time commitments of the members of the Audit Committee pursuant to their task of reviewing the Company’s financial reporting of certain transactions, the Compensation Committee of the Board of Directors increased the fee payable to directors for attendance at Audit Committee meetings to $2,500 per meeting. In addition, each of the three independent directors on the Audit Committee received an additional grant of options to purchase 10,000 shares of the Company’s common stock. The exercise price of the options was the fair market value of the Company’s common stock on the date of grant. Each option has a term of ten years and becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter.

In August 2002, the Company formed a Special Committee to oversee the management restructuring. The independent directors of the Special Committee received $5,000 per each Special Committee meeting attended.

Corporate Governance Matters

Shortly after the November 2002 restructuring, new management began a process of evaluating the Company’s then-existing corporate governance practices with a view toward developing new and enhanced corporate governance policies. The following measures described below have been implemented since the November 2002 restructuring or are in various stages of development or implementation.

Board Composition.    The November 2002 restructuring resulted in, among other things, the elimination of the Board structure that divided the Company’s twelve directors into six designees of News Corporation and six designees of Dr. Yuen. The elimination of these designations, along with the vacancies created on the Board of Directors, enables the Company to pursue the appointment of additional independent directors. The Company’s goal is to have a majority of its Board members meet the applicable standards of independence for service on the Board no later than by the annual meeting of stockholders to be held in 2004.

Board Structure.    The Company has undertaken a comprehensive review of its Board structure resulting in the formation of a Nominating Committee, the development of a charter for the Compensation Committee and significant revisions to the Audit Committee Charter. In addition, the Board of Directors has approved amendments to the Company’s by-laws and proposed the amendments to the Company’s Certificate of Incorporation set forth herein to further effect the restructuring. These changes are summarized below:

•	Nominating Committee Formation. In December of 2002, the Board of Directors formed a Nominating Committee. While not required to do so by existing rules or regulations, the Company sought to instill an independent process by which director nominees were selected. In January 2003, the Nominating Committee retained an independent search consultant to assist it in identifying and evaluating qualified directors to serve on the Company’s Board of Directors. The Committee is in the process of interviewing candidates and seeks to assist the Company in fulfilling its goal of having a majority of its members qualify as “independent” within the meaning of applicable Nasdaq rules on or before the annual meeting of stockholders to be held in 2004. In addition, the Committee is seeking to ensure that on or before the annual meeting of stockholders to be held in 2004, the Compensation and Nominating Committees are comprised solely of independent directors and, to the extent permissible under Nasdaq rules, directors affiliated with stockholders owning 10% or more of the Company’s outstanding common stock, provided that such directors are not also employees of the Company and do not comprise a majority of each such Committee.

•	Compensation Committee Charter. The Company developed a new charter for the Compensation Committee of the Board of Directors. The new charter delineates clearly the rights and responsibilities of the Compensation Committee of the Board of Directors with respect to executive compensation. The Company also removed an employee director from the Compensation Committee so that the Committee is now comprised solely of non-employee directors.

•	Audit Committee Charter. The Company developed a new charter for the Audit Committee to conform the Company’s charter to new requirements under the Sarbanes-Oxley Act.

•	Governing Instruments. In addition to the changes to the by-laws to effect the November 2002 restructuring, the Company is proposing changes to the Company’s Certificate of Incorporation to permit a majority of the total number of directors then in office to amend the Company’s by-laws and to change the size of the Board from time to time by resolution. The proposal is set forth as Proposal No. 3 in this proxy statement and is described therein.

Corporate Policies and Procedures.    In addition to the corporate governance matters described above, the Company has also implemented or enhanced numerous policies and procedures designed to strengthen the Company’s disclosure controls and procedures, internal controls, standards of business conduct and legal compliance initiatives.

Stockholder Meeting.    By holding its annual meeting on May 20, 2003, the Company is remedying the year-long delay in the holding of an annual stockholders’ meeting. After the November 2002 restructuring, the Company was not immediately able to hold an annual meeting of stockholders due to the absence of audited financial statements. However, the Company held an “informational meeting” for stockholders on November 19, 2002. In February 2003, the Company scheduled the annual meeting for May 20, 2003 in anticipation of the completion of the fiscal 2002 audit and the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2002 containing audited financial statements for fiscal 2002. The Form 10-K was filed on March 31, 2003.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2002, the Board of Directors held 25 meetings and acted by unanimous written consent four times. Each director attended at least 75 percent of the meetings of the Board of Directors and at least 75 percent of the meetings of the Committees of the Board of Directors on which he served.

Audit Committee.    The Audit Committee consists of Mr. Donatiello, Mr. Lerner and Mr. Meyer, who chairs the Committee. The duties and responsibilities of the Audit Committee include assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s independent auditors, and the compliance by the Company with legal and regulatory requirements. During the fiscal year ended December 31, 2002, the Audit Committee held 61 meetings. The Audit Committee’s responsibilities are stated more fully in its amended and restated charter, which is enclosed with this proxy statement as Appendix A. The Committee’s report required by the Securities and Exchange Commission (the “SEC”) rules appears on page 27.

The Audit Committee Charter provides that its members shall consist entirely of directors who the Board determines are “independent” in accordance with Nasdaq listing standards and who meet the additional “independence” requirements imposed by Nasdaq for audit committee membership. The Board determined that each of the members of the Audit Committee meet the foregoing independence requirements. By letter dated September 12, 2002, the Staff of Nasdaq advised the Company that it had concluded that Mr. Donatiello is not an independent director under Nasdaq rules as a result of certain business relationships between Mr. Donatiello and News Corporation, a 42.9% stockholder, and its affiliates. While the Board of Directors continues to believe that Mr. Donatiello is an independent director within the meaning of the Nasdaq rules, including those applicable to audit committee members, the Board of Directors nevertheless made an additional determination pursuant to Nasdaq Rule 4350(d)(2)(B). The Board of Directors determined that exceptional and limited circumstances existed and Mr. Donatiello’s continued membership on the Audit Committee was and is required by the best interests of the Company and its stockholders due to the following: (i) Mr. Donatiello’s experience in the media industry and his familiarity with the Company’s business as a prior director of TV Guide, Inc.; (ii) Mr. Donatiello’s understanding of accounting and finance matters; (iii) the need to provide continuity on the Audit Committee during and following the Company’s review of its accounting policies and its transition to new, independent public accountants; and (iv) the absence of other directors on the Company’s Board of Directors, other than the other members of the Audit Committee, who meet the definition of independent director within the meaning of the Nasdaq rules.

Compensation Committee.    The Compensation Committee consists of Mr. Chernin, Mr. Lerner, Mr. Meyer and Mr. L. Murdoch. During fiscal 2002, the members of the Compensation Committee included Mr. Carey, Dr. Carrier, Mr. Chernin, Mr. Lerner, Mr. Meyer, Mr. L. Murdoch and Dr. Yuen. Dr. Yuen, who was an executive officer at the time of his service on the Compensation Committee, resigned from the Compensation Committee on November 7, 2002. Mr. Carey, Dr. Carrier, Mr. Chernin, Mr. Lerner, Mr. Meyer and Mr. L. Murdoch are not and have never been employees or officers of the Company. In January 2002, Mr. Carey resigned as a director and member of the Compensation Committee. In February 2002, Dr. Carrier passed away and was replaced by Mr. Lerner in March 2002. Mr. Lerner is not and has never been an employee or officer of the Company. In April 2002, Mr. Carey’s vacancy on the Compensation Committee was filled by Mr. Chernin. The primary responsibilities of the Compensation Committee are to oversee compensation matters for the Company’s Chief Executive Officer and other executive officers. It also administers the Company’s stock incentive plans. During the year ended December 31, 2002, the Compensation Committee held eight meetings and acted by unanimous written consent once.

Nominating Committee.    The Nominating Committee consists of Mr. Chernin and Mr. Donatiello. The purpose of the Nominating Committee is to assist the Board in identifying qualified individuals to become Board members and in determining the composition of the Board and its committees. Stockholders may nominate persons for election to the Company’s Board of Directors. Stockholder nominations must meet all of the requirements for stockholder proposals discussed on page 37. The Company’s by-laws also require that for each individual nominated for election or re-election as a director, a stockholder’s written notice of nomination must include: (i) his or her name, age and home and business addresses; (ii) his or her principal occupation or employment; (iii) the class and number of shares of the Company that he or she beneficially owns; and (iv) any other information required by the proxy rules of the SEC. In addition, for each stockholder making the nomination, written notice must include: (i) his or her name and address as they appear on the Company’s books and (ii) the class and number of shares of the Company that he or she beneficially owns. The Nominating Committee was formed in December 2002 and held no meetings between the date of formation and the fiscal year ended December 31, 2002.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

The terms of office of directors in Class II end upon the later of the annual meeting of stockholders to be held in 2002 or the election of their successors. Since the Company did not hold an annual meeting in 2002, the Class II directors have continued to hold office through the date of this annual meeting. The Board of Directors has nominated Mr. Perry A. Lerner, Mr. K. Rupert Murdoch and Mr. Jeff Shell to serve as Class II directors. At this annual meeting, stockholders will be asked to elect three Class II directors to hold office until the annual meeting to be held in 2005, subject to the provisions of the Company’s Certificate of Incorporation. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The following table lists the nominees for election as Class II directors. The ages shown are as of April 1, 2003.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Perry A. Lerner (59)

Mr. Lerner became a director and a member of the Audit and Compensation Committees of the Board of Directors of the Company on March 15, 2002. Since 1997, Mr. Lerner has been a partner in the law firm of Lerner & Miller, LLP with offices in New York and California specializing in domestic and international tax planning. He currently serves on the boards of directors of Boss Holdings, Inc., EF Education Foundation, St. John’s College, Crown World Services, LLC, Fresh Direct, Inc. and Greycourt, Inc., EIM (USA), Inc., and he was formerly on Gemstar International Group Limited’s Board of Directors from July 1998 until July 2000. Previously, he was a senior tax partner at the law firm of O’Melveny & Myers LLP, where he specialized in domestic and international tax planning and investments. He worked in the Office of the International Tax Counsel of the U.S. Treasury Department from 1973 until 1976. He is a member of the California and New York State Bar Associations.

		March 2002	2002

K. Rupert Murdoch (72)

Mr. Murdoch has been a director of the Company since May 2001. Mr. Murdoch has been a director of Fox Entertainment Group, Inc. (“Fox”) since 1985, Chairman of Fox since 1992 and Chief Executive Officer of Fox since 1995. Mr. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. Murdoch has served as a director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a director of News International plc, News Corporation’s principal subsidiary in the United Kingdom, since 1969, and a director of News America Incorporated, News Corporation’s principal subsidiary in the United States, since 1973. Mr. Murdoch has served as a director of STAR Group since 1993 and Chairman from 1993 until 1998, as a director of British Sky Broadcasting Group plc since 1990 and Chairman since June 1999. Mr. Murdoch is also a member of the board of directors of China Netcom Corporation (Hong Kong). Mr. K.R. Murdoch is the father of Mr. L. Murdoch.

		May 2001	2002

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Jeff Shell (37)

Mr. Shell has been a director of the Company since April 2002. Mr. Shell has served as Chief Executive Officer of the Company since November 2002. From April 2002 until November 2002, Mr. Shell was a member of the Office of the Chief Executive and served as Co-President and Chief Operating Officer of the Company. Mr. Shell served as President and Chief Executive Officer of Fox Cable Networks Group from April 2000 until April 2002 and as President of Fox Sports Networks from 1999 until April 2000. Mr. Shell joined Fox Television in 1994 as head of new business development, and joined Fox Sports Networks as its Chief Financial Officer in 1996. Before joining Fox Television, Mr. Shell served in various positions in the Corporate Strategic Planning department of The Walt Disney Company and before that, at the New York investment-banking firm of Salomon Brothers Inc.

		April 2002	2002

If Mr. Lerner, Mr. K. Rupert Murdoch or Mr. Shell should become unavailable for election to the Board, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. There is no reason to believe that it will be necessary to designate any substitute nominees. The accompanying proxy solicited by the Board will be voted for the election of the three nominees named above, unless the proxy card is marked to withhold authority to vote.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL NO. 2

ELECTION OF CLASS I DIRECTORS

The Board of Directors has nominated Mr. Peter Chernin and Mr. David F. DeVoe to serve as Class I directors. By letter dated March 31, 2003, News Corporation designated Mr. Chernin as its designee to the Board of Directors. News Corporation owns approximately 42.9% of the Company’s outstanding common stock. At this annual meeting, stockholders will be asked to elect two Class I directors to hold office until the annual meeting to be held in 2006, subject to the provisions of the Company’s Certificate of Incorporation. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The following table lists the nominees for election as Class I directors. The ages shown are as of April 1, 2003.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Peter Chernin (51)

Mr. Chernin has been a director of the Company since April 2002. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a director, President and Chief Operating Officer of Fox since 1998. Mr. Chernin has been a director, Chairman and Chief Executive Officer of News America Incorporated since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin served as a director of TV Guide, Inc. from 1999 until July 2000. Mr. Chernin has been a member of the Advisory Board of PUMA AG since 1999 and has been a director of E*TRADE Group, Inc. since 1999.

		April 2002	2003

David F. DeVoe (56)

Mr. DeVoe has been a director of the Company since June 2001. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996. Mr. DeVoe has been a director of News America Incorporated since 1991 and Senior Executive Vice President since 1998. Mr. DeVoe served as Executive Vice President of News America Incorporated from 1991 until 1998. Mr. DeVoe has been a director of Fox since 1991 and Senior Executive Vice President and Chief Financial Officer of Fox since 1998. Mr. DeVoe has been a director of STAR Group since 1993, NDS Group plc since 1996 and British Sky Broadcasting Group plc since 1994.

		June 2001	2003

If Mr. Chernin or Mr. DeVoe should become unavailable for election to the Board, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. There is no reason to believe that it will be necessary to designate a substitute nominee. The accompanying proxy solicited by the Board will be voted for the election of the two nominees named above, unless the proxy card is marked to withhold authority to vote.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

Directors Continuing in Office

The following table provides information regarding the directors of the Company continuing in office. The ages shown are as of April 1, 2003.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Nicholas Donatiello, Jr. (41)

Mr. Donatiello has been a director of the Company since July 2000. Mr. Donatiello was a director of TV Guide, Inc. from June 1999 to July 2000 and has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research regarding consumer adoption and usage of new media products and services. Prior to founding Odyssey, Mr. Donatiello was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant with McKinsey and Co. Mr. Donatiello is a director of several private companies: W.R. Hambrecht + Co. (a privately held investment bank, a registered broker/dealer, and an NASD member) where he is a member of the audit committee; Zinio Systems, a software and services company specializing in the facilitation of electronic delivery of magazines, where he is a member of the audit committee; Aristotle International, a database company that provides information and services around its database of registered voters in the United States and other countries of the world; and Ads.com, a software and services company providing advertising information and streaming to both the advertising community and the public. Mr. Donatiello is also a director of KQED, which operates KQED Public Television 9 in San Francisco, and KQED Public Radio 88.5 FM. Mr. Donatiello chairs the Strategic Planning Committee of KQED’s Board of Directors.

		July 2000	2004

Douglas B. Macrae (44)	Mr. Macrae has served as a director of the Company since September 1997. Mr. Macrae founded TV Guide On Screen, Inc. (formerly VideoGuide Inc.), now a wholly owned subsidiary of the Company, in September 1993 and has served as its President since that time. Mr. Macrae currently serves as Chairman of the Board of GCC Technologies, Inc. Mr. Macrae is currently a director of Norpak Corporation, a majority owned subsidiary of the Company, Telecruz Technology, and PBS National Datacast, Inc. From 2001 to 2002, Mr. Macrae served as a director of Interactive Program Guide, Inc.	September 1997	2004

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

James E. Meyer (47)

Mr. Meyer has served as a director of the Company since May 1997. Mr. Meyer is currently President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer also serves as a director for Mikohn Gaming Corporation and for Equant Corporation.

		May 1997	2004

Lachlan K. Murdoch (31)

Mr. L. Murdoch has been a director of the Company since May 2001. Mr. L. Murdoch has served as Executive Director of News Corporation since 1996 and Deputy Chief Operating Officer since 2000. Mr. L. Murdoch was a Senior Executive Vice President of News Corporation from February 1999 until October 2000. Mr. L. Murdoch has also served as a director of News Limited, News Corporation’s principal Australian subsidiary, since September 1995, Chairman since July 1997, Chief Executive from July 1997 until October 2000, Managing Director from September 1996 until June 1997 and Deputy Chief Executive from December 1995 until September 1996. Mr. L. Murdoch has also served as Chairman of Queensland Press Limited since October 1996 and a director since October 1994. Mr. L. Murdoch has served as Deputy Chairman of STAR Group since 1995, as a director of Foxtel Management Pty, Limited since 1995 and a director of NDS Group plc since February 2002. Mr. L. Murdoch is the son of K. Rupert Murdoch, also a director of the Company.

		May 2001	2004

PROPOSAL NO. 3

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO ELIMINATE SUPERMAJORITY DIRECTOR VOTING

This section provides a summary of a proposed amendment to the Company’s Certificate of Incorporation and the proposal to approve the amendment.

The Board of Directors approved the following proposed amendment to the Certificate of Incorporation, subject to approval from our stockholders at this meeting. The purpose of the amendment to the Certificate of Incorporation is to give the Board of Directors the ability to act through a majority of its members instead of through “nine of the twelve” members in those instances in which such supermajority approval is required. Immediately prior to the November 2002 restructuring, the Board was divided into two groups of six directors. The existing requirements in the Certificate of Incorporation that certain actions must be approved by “nine of the twelve” directors was a feature related to that Board structure. In November 2002, that Board structure was eliminated. Accordingly, the Company believes that the supermajority director voting requirements are no longer necessary. This amendment would provide the Board of Directors with more flexibility to amend the by-laws and to adjust the size of the Board to fit the Company’s needs, subject to the requirements of applicable law and the other provisions of the Certificate of Incorporation. In the judgment of the Board of Directors, amending the Certificate of Incorporation is a necessary part of the ongoing process of strengthening the Board’s governance that began with the November 2002 restructuring. The Board has approved a corresponding amendment to the Company’s by-laws to take effect upon stockholder approval of this Proposal No. 3.

Description of the Amendment to the Certificate of Incorporation to Eliminate Supermajority Director Voting

A description of the effect of the amendment on the relevant provisions of the Certificate of Incorporation is set forth below. This summary is qualified in its entirety by the text of the amended provisions of the Certificate of Incorporation.

Number of Directors Required to Vote for Certain Actions.    Currently, the Certificate of Incorporation requires a vote of at least “nine of the twelve” directors on the Board to change the size of the Board, and to adopt, amend or repeal any provisions of the by-laws. The proposed amendment to the Certificate of Incorporation will allow action taken by an affirmative vote of a majority of the total members of the Board of Directors then authorized to determine from time to time the number of directors on the Board of Directors, and to adopt, amend or repeal any provision of the by-laws.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the amendment to the Certificate of Incorporation.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority director voting.

PROPOSAL NO. 4

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO ELIMINATE “TVG DIRECTORS” AND “GS DIRECTORS” DESIGNATIONS

This section provides a summary of a proposed amendment to the Company’s Certificate of Incorporation and the proposal to approve the amendments.

The Board of Directors approved the following proposed amendment to the Certificate of Incorporation, subject to approval from our stockholders at this meeting. The purpose of this amendment to the Certificate of Incorporation is to delete obsolete references to “TVG Directors” and “GS Directors” that are no longer applicable as a result of the November 2002 management and corporate governance restructuring. In the judgment of the Board of Directors, amending the Certificate of Incorporation is a necessary part of the ongoing process of strengthening the Board’s governance that began with the November 2002 restructuring. The Board has approved a corresponding amendment to the Company’s by-laws to take effect upon stockholder approval of this Proposal No. 4.

Description of the Amendment to the Certificate of Incorporation to Eliminate “TVG Directors” and “GS Directors” Designations

A description of the effect of the amendment on the relevant provisions of the Certificate of Incorporation is set forth below. This summary is qualified in its entirety by the text of the amended provisions of the Certificate of Incorporation.

Delete references to “TVG Directors” and “GS Directors”.    A proposed amendment to the Certificate of Incorporation will eliminate the references in the Certificate of Incorporation to “TVG Directors” and “GS Directors.” These references are obsolete as a result of the November 2002 management and corporate governance restructuring.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 4 to approve the amendment to the Certificate of Incorporation.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Certificate of Incorporation to eliminate “TVG Directors” and “GS Directors” designations.

PROPOSAL NO. 5

AMENDMENT TO THE COMPANY’S 1994 STOCK INCENTIVE PLAN

This section provides a summary of the terms of the proposed amendment to the Company’s Stock Incentive Plan.

In connection with agreements entered into as part of the November 2002 restructuring, the Company agreed to amend its Stock Incentive Plan. The Board of Directors approved the proposed amendment to the Stock Incentive Plan on November 6, 2002, subject to the approval from our stockholders at this meeting. On April 18, 2003, the Company terminated the employment of Dr. Yuen and Ms. Leung pursuant to the terms of their employment agreements. Accordingly, we are no longer obligated to make the awards of restricted stock or stock units and options under the terms of the employment and termination agreements. Nevertheless, we are asking our stockholders to approve the amendment because we believe that the proposed amendment are otherwise in the best interest of the Company. The amendment will afford the Company additional flexibility in structuring equity-based compensation for officers, directors and employees of the Company and its subsidiaries.

News Corporation, which owns 42.9% of the outstanding shares of common stock of the Company, as well as Dr. Yuen, who beneficially owns shares and options exercisable for a total of 8.8% of the Company, and Ms. Leung, who beneficially owns shares and options exercisable for a total of 1.8% of the Company, are obligated under the terms of the restructuring agreements to vote their shares in favor of the proposal to amend the Stock Incentive Plan.

Description of the Amendment to the Stock Incentive Plan

A description of the effect of the amendment on the relevant provisions of the Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the text of the proposed amended provisions of the Stock Incentive Plan, a copy of which is attached as Appendix B to this proxy statement.

Transferability.    Currently, the Stock Incentive Plan prohibits the transfer, assignment or alienation of amounts payable or shares issuable pursuant to an award under the Stock Incentive Plan (except with regard to transfers made due to death or disability). However, the Stock Incentive Plan does not prohibit the transfer, assignment or alienation of the shares actually issued upon exercise of any award or benefit received under the Stock Incentive Plan. The proposed amendment to the Stock Incentive Plan will clarify the aforementioned exclusion from these restrictions with regard to (i) shares of the Company’s common stock issued upon the exercise of any option to purchase common stock under the Stock Incentive Plan, and (ii) shares of the Company’s common stock actually issued as payment for Stock Units or Dividend Equivalent Rights (as defined in the Stock Incentive Plan). Furthermore, in conjunction with the proposed amendment authorizing the award of restricted stock under the plan (discussed below), the proposed amendment to the Stock Incentive Plan extends the exclusion from these restrictions to awards of restricted stock that have vested and otherwise satisfy the conditions that may be imposed by the Company’s Board of Directors or Compensation Committee.

Dividend Equivalent Rights.    The proposed amendment to the Stock Incentive Plan will allow Dividend Equivalent Rights (as defined in the Stock Incentive Plan) to be paid in cash, shares of common stock or other awards authorized to be granted under the Stock Incentive Plan. Currently, Dividend Equivalent Rights may only be paid in shares or other awards authorized to be granted under the Stock Incentive Plan.

Restricted Stock Awards.    The proposed amendment to the Stock Incentive Plan will allow the grant of restricted stock under the Stock Incentive Plan. The restricted stock that may be awarded will consist of the Company’s common stock in which the shares granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except as provided by the Company’s Board of Directors or by the Compensation Committee. The Company’s Board of Directors or the Committee appointed by the Board will have the sole discretion to determine the specific terms, conditions and other provisions relating to any grant of restricted stock. Currently, the Stock Incentive Plan does not authorize awards of restricted stock.

Privileges of Stock Ownership.    Currently, under the Stock Incentive Plan, no adjustments may be made for dividends or other stockholder rights in shares of common stock in which the effective date of such dividends or rights is prior to the record date for the delivery of such shares to the stockholder. The proposed amendment to the Stock Incentive Plan excludes from this prohibition adjustments expressly authorized by the Board of Directors, by the Compensation Committee or by the Stock Incentive Plan as amended.

Definitions.    The proposed amendment to the Stock Incentive Plan includes the term “restricted stock” under the definition of “Award” and defines “restricted stock” as an award of the Company’s common stock in which vesting is subject to the conditions set forth in the Stock Incentive Plan as amended.

Other Information on Equity Compensation Plans

The table below outlines the number of shares of the Company’s common stock that are subject to outstanding options granted under the Company’s stock compensation plans, the per share weighted-average exercise price of those options, and the number of shares of Company common stock remaining available for future awards under the Company’s stock compensation plans. The numbers in the table are as of March 31, 2003.

Equity Compensation Plan Category	(A) Securities issuable on exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Securities that remain available for issuance under Plans (excluding securities reflected in column (A))
Plans approved by stockholders	44,038,671	$5.70	45,919,889	(1)
Plans not approved by stockholders (2)	—	—	—

Total	44,038,671	$5.70	45,919,889

(1)	All of these shares are available for additional award grants under the Company’s Stock Incentive Plan. Awards authorized under the Stock Incentive Plan include stock options and stock unit awards. Generally, a stock unit award is an award payable in the form of an equivalent number of shares of Company common stock, subject to such terms and conditions the Company may provide at the time of grant.
(2)	The following plans were assumed by the Company: (i) 11,470 shares of Company common stock reserved for issuance under the NuvoMedia, Inc. 1997 Stock Option Plan with respect to stock options, at a weighted average exercise price of $18.97 per share, assumed by the Company in connection with its acquisition of NuvoMedia, Inc.; (ii) 59,403 shares of Company common stock reserved for issuance under the SoftBook Press, Inc. 1996 Stock Plan with respect to stock options, at a weighted average exercise price of $21.13 per share, assumed by the Company in connection with its acquisition of SoftBook Press, Inc.; and (iii) 5,276,377 shares of Company common stock reserved for issuance under the TV Guide Inc. Equity Incentive Plan with respect to stock options, at a weighted average exercise price of $44.61, assumed in connection with the Company’s acquisition of TV Guide, Inc.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Stock Incentive Plan.

PROPOSAL NO. 6

INDEPENDENT PUBLIC ACCOUNTANTS

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2003. The firm of Ernst & Young LLP, independent public accountants, has audited the books and records of the Company for the fiscal year ended December 31, 2002. Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

Disclosure of Auditor Fees

The description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2002 is set forth below. No non-audit services were provided by Ernst & Young LLP during the fiscal year ended December 31, 2002.

Audit Fees	$8,800,026	(1)
Audit-Related Fees	0
Tax Fees	0
Financial Information Systems Design and Implementation	0
All Other Fees	0

Total Fees	$8,800,026

(1)	Fees billed include audit fees in connection with the audits of the restated financial statements for the year ended December 31, 2001, the nine months ended December 31, 2000 and the year ended March 31, 2000 as well as the audit for the year ended December 31, 2002.

Change of Independent Public Accountants

On October 30, 2002, the Company dismissed KPMG LLP (“KPMG”) as the Company’s independent accountants. At that time, the Company filed a Current Report on Form 8-K dated October 30, 2002 and disclosed, among other things, that:

“(ii)    The reports of KPMG on the Company’s consolidated financial statements for the fiscal year ended March 31, 2000, the nine-month period ended December 31, 2000 and the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)    The Audit Committee of the Board of Directors of the Company recommended, and the Board of Directors of the Company approved, the decision to change accountants on October 30, 2002.

(iv)    Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, fiscal year ended December 31, 2001 and the subsequent interim period preceding October 30, 2002, the Company has had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on the consolidated financial statements of the Company for such years.

Following the recommendation of the Audit Committee of the Company’s Board of Directors, the Company made a determination to restate its consolidated financial statements for the year ended December 31, 2001 to correct the accounting for the following transaction. KPMG has indicated to the Company that it disagrees with this determination.

The Company entered into a transaction comprised of a series of agreements beginning in the first quarter of 2001 and completed in the second quarter of 2001, in which the Company (1) acquired the intellectual property of a private company in exchange for $750,000 cash and advertising with a fair value of $20 million, and (2) paid $2 million in exchange for an option to purchase certain assets of the private company at a price of $3 million (the “Option”). The sellers of the intellectual property have the right to require the exercise of the Option if certain performance criteria are met.

Initially, the Company determined that the fair value of the intellectual property purchased was equal to the $750,000 cash paid to the sellers plus advertising with a fair value of $20 million granted to the sellers. In addition, the Option and related legal costs were recorded as an investment of $2.5 million. During 2001, the Company recognized $20 million of advertising revenue as it was used by the sellers and fully amortized the $20.75 million of intellectual property.

Notwithstanding the contractual terms of the transaction, the Company did not find sufficient contemporaneous evidence to justify the $20.75 million valuation for the intellectual property received. The intellectual property was not appraised at the time of the transaction. Given the substance of the negotiations considered as a whole, the Company concluded that the most reliable evidence of the valuation of the intellectual property was the cash component of the transaction negotiated and agreed upon by the parties. Consequently, the Company determined that the best evidence of the fair value of the intellectual property was $6 million, which was the total amount of cash consideration that the sellers had requested and could receive under the terms of the transaction. To date, the Company has paid $3 million to the sellers in connection with this transaction.

The Audit Committee discussed the subject matter of this disagreement with KPMG. Due to the disagreement between the Company and KPMG, KPMG asked the Company to seek guidance from the Office of the Chief Accountant of the Securities and Exchange Commission (the “OCA”) on the issue. The OCA was not able to make a recommendation on the disagreement. However, the OCA advised the Company that because the Company made the decision to restate, the Company should proceed with the restatement.

* * * *

The Company has authorized KPMG to respond fully to the inquiries of Ernst & Young LLP, the Company’s successor accountant, concerning all matters including the matters discussed [above].”

The Company also disclosed in the Form 8-K that, in consultation with Ernst & Young LLP, the Company anticipated restating its accounting of revenues recorded in connection with a license agreement with Scientific-Atlanta that expired in 1999. As of October 30, 2002, KPMG had not indicated to the Company that it disagreed with the Company’s original accounting of that transaction, and the Company did not consult KPMG regarding the Company’s anticipated restatement of the accounting for that transaction. On November 13, 2002, the Company filed as an exhibit to an amendment to the Form 8-K KPMG’s response to the Company’s disclosure. Since that time, the Company has restated its financial statements for the periods ended March 31, 2000, December 31, 2000 and December 31, 2001, and the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, fiscal year ended December 31, 2001 and subsequent interim period preceding October 30, 2002, the Company has had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In a letter to the Audit Committee dated June 1, 2001 written by KPMG in connection with its audit of the Company’s consolidated financial statements for the nine months ended December 31, 2000, KPMG noted certain matters involving internal control and the operation of the Company that KPMG considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Specifically, KPMG noted that (i) the Company did not have a system that would permit a meaningful aging of newsstand wholesalers’ receivables for its TV Guide Distribution, Inc. business unit, (ii) reports generated by the Company’s TV Guide Distribution, Inc. business unit did not always reconcile even though the data was generated from the same data source and (iii) there were several significant deficiencies in the Company’s processes to safeguard and control cash balances. The Company subsequently corrected these issues to KPMG’s satisfaction. In addition, the Audit Committee discussed the subject matter of these issues with KPMG. The Company has authorized KPMG to respond fully to the inquiries of Ernst & Young LLP, the Company’s successor accountant, concerning the subject matter of these issues.

On December 19, 2002, the Company filed a Form 8-K disclosing that KPMG notified the Company that, in light of the Company having filed a Form 10-K/A (Amendment No. 2) with the Securities and Exchange Commission on November 15, 2002 for the purpose of restating the Company’s consolidated financial statements as of December 31, 2001 and 2000, and for the year ended December 31, 2001, the nine months ended December 31, 2000 and the year ended March 31, 2000 (collectively, the “Financial Statements”), KPMG’s report dated March 18, 2002 on the Financial Statements should no longer be relied upon.

Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, the fiscal year ended December 31, 2001 and subsequent interim period preceding November 6, 2002, the Company did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of Ernst & Young LLP, the Company provided Ernst & Young LLP with written and oral information related to the Company’s accounting practices and procedures and specifically provided information related to the Audit Committee’s review of the Company’s revenue recognition practices for certain transactions including those covered by Item 304(a)(i)(iv) of Regulation S-K. In consultation with Ernst & Young LLP, the Company informed Ernst & Young LLP that it anticipated restating its accounting of revenues accrued in connection with a license agreement with Scientific-Atlanta that expired in 1999. Ernst & Young LLP did not express its views in writing.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ended December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 1, 2003 for each person who owns more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
The News Corporation Limited/K. Rupert Murdoch (2) 2 Holt Street, Sydney, New South Wales, Australia	174,931,473	42.9%
Henry C. Yuen c/o Arkin Kaplan, LLP, 590 Madison Avenue, New York, NY 10022 (3)	38,348,860	8.8%
Thomas L.H. Lau (4) 26/F, Mass Mutual Tower, 38 Gloucester Road, Hong Kong	25,000,000	6.1%

(1)	Applicable percentage of ownership is based on 408,235,667 shares of common stock outstanding as of April 1, 2003 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 1, 2003 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.
(2)	According to a Schedule 13D/A filed with the SEC on April 21, 2003, 87,465,737 shares are owned beneficially by Sky Global Holdings, Inc. (“SGH”), previously named Sky Global Networks, Inc., an indirect subsidiary of News Corporation. In addition, the amount includes 87,465,736 shares owned beneficially by News Publishing Australia Limited (“NPAL”), a subsidiary of News Corporation. News Corporation, as a corporation that may be deemed to control SGH and NPAL, may also be deemed to indirectly beneficially own such shares. By virtue of ordinary shares of News Corporation owned by (i) Mr. K.R. Murdoch; (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. K.R. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. K.R. Murdoch, members of his family and certain charities; and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. K.R. Murdoch’s positions as Chairman and Chief Executive of News Corporation, Mr. K.R. Murdoch may be deemed to control the operations of News Corporation, and may therefore be deemed to indirectly beneficially own such shares of the Company that are beneficially owned by SGH and NPAL. The address of each of SGH and NPAL is 1300 North Market Street, Suite 404, Wilmington, Delaware 19801; the address of News Corporation is 2 Holt Street, Sydney, New South Wales, Australia.
(3)	According to a Schedule 13D/A filed with the SEC on April 23, 2003, the amount includes options to purchase 25,878,900 shares of common stock that are currently exercisable or will become exercisable within 60 days following April 1, 2003. The amount also includes 1,028,531 shares of common stock that were contributed by Dr. Yuen to several grantor retained annuity trusts, for which Dr. Yuen is the sole trustee. In addition, 7,000,000 of the shares are subject to certain forward contracts, pursuant to which Dr. Yuen pledged the shares in exchange for certain cash payments and to secure Dr. Yuen’s obligations under the forward contracts.
(4)	According to a Schedule 13G filed with the SEC on February 14, 2003, Mr. Lau held 25,000,000 shares as of December 31, 2002. Shares are owned of record by Dynamic Core Holdings Limited, and Mr. Lau is beneficial owner of all of the outstanding shares of Dynamic Core Holdings Limited.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 1, 2003 by each director of the Company, each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Peter C. Boylan III (2)	2,719,706	*
Peter Chernin	—	—
David F. DeVoe	—	—
Nicholas Donatiello, Jr. (3)	23,053	*
Elsie Ma Leung (4)	7,639,570	1.8%
Perry A. Lerner (5)	4,333	*
Douglas B. Macrae (6)	623,450	*
James E. Meyer (5)	5,333	*
K. Rupert Murdoch (7)	174,931,473	42.9%
Lachlan K. Murdoch	—	—
Ryan O’Hara		—
John P. Loughlin		—
Jonathan B. Orlick (8)	296,195	*
Jeff Shell (9)	666,664	*
Henry C. Yuen (10)	38,348,860	8.8%
Directors and Executive Officers as a Group (19 Persons)	225,164,455	50.6%

*	Less than 1%
(1)	Applicable percentage of ownership is based on 408,235,667 shares of common stock outstanding as of April 1, 2003 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 1, 2003 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors of the Company is c/o Gemstar–TV Guide International, Inc., 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.
(2)	Share ownership was determined according to a Form 4 filed with the SEC on February 11, 2002. Amount includes 2,706,109 shares of common stock issuable upon exercise of options that are currently exercisable. Mr. Boylan resigned as an executive officer on April 1, 2002.
(3)	Amount includes 23,053 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003.
(4)	According to a Schedule 13D/A filed with the SEC on April 23, 2003, the amount includes 309,570 shares of common stock and 7,330,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003.
(5)	Amount includes 3,333 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003.
(6)	Amount includes 623,450 shares of common stock.
(7)

According to a Schedule 13D/A filed with the SEC on April 21, 2003, 87,465,737 shares are owned beneficially by SGH, previously named Sky Global Networks, Inc., an indirect subsidiary of News Corporation. In addition, the amount includes 87,465,736 shares owned beneficially by NPAL, a subsidiary of News Corporation. News Corporation, as a corporation that may be deemed to control SGH and NPAL, may also be deemed to indirectly beneficially own such shares. By virtue of ordinary shares of News Corporation owned by (i) Mr. K.R. Murdoch; (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. K.R. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. K.R. Murdoch, members of his family and certain charities; and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. K.R. Murdoch’s positions as Chairman and Chief Executive of News Corporation, Mr. K.R. Murdoch may be deemed to control the operations of News Corporation, and may therefore be deemed to indirectly beneficially own such shares of the Company, beneficially owned by SGH and NPAL.

(8)	Amount includes 296,195 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003.
(9)	Amount includes 666,664 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003.
(10)	According to a Schedule 13D/A filed with the SEC on April 23, 2003, the amount includes 25,878,900 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 1, 2003. The amount also includes 1,028,531 shares of common stock that were contributed by Dr. Yuen to several grantor retained annuity trusts, for which Dr. Yuen is the sole trustee. In addition, 7,000,000 of the shares are subject to certain forward contracts, pursuant to which Dr. Yuen pledged the shares in exchange for certain cash payments and to secure Dr. Yuen’s obligations under the forward contracts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Executive Compensation

The following table sets forth certain summary information concerning the compensation paid for the fiscal years ended December 31, 2002, 2001 and 2000 to the Company’s chief executive officer and certain other officers of the Company during the fiscal year ended December 31, 2002 (collectively, the “Named Executive Officers”):

								Long-Term Compensation		All Other Compensation ($)
	Annual Compensation							Awards
Name and Principal Position	Year		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/ SARs (#)
Current Officers

Jeff Shell Chief Executive Officer	2002	(1)	548,077	250,000		6,600		2,000,000		4,154	(2)

John P. Loughlin President, TV Guide Publishing Group	2002	(3)	201,923	175,000		4,500		250,000		—

Douglas B. Macrae President, TV Guide on Screen, Inc.	2002 2001 2000		300,000 300,000 300,000	150,000 — —		— — —		75,000 — —		2,933 2,800 700	(2) (2) (2)

Ryan O’Hara Senior Vice President, Business Development and Strategic Planning	2002	(4)	189,231	150,000		28,750		200,000		4,308	(2)

Jonathan B. Orlick President, Intellectual Property	2002 2001 2000		577,981 498,830 323,442	351,250 175,000 50,000		37,072 9,000 9,000		350,000		7,534 6,800 833	(2) (2) (2)

Former Officers

Henry C. Yuen Former President and Chief Executive Officer	2002 2001 2000		5,006,649 4,581,198 2,255,443	6,579,781 — 3,473,724	(5)	740,240 254,494 233,710	(6) (9) (11)	3,330,180 2,693,930 3,330,180	(7) (7) (7)	22,566,105 485,263 487,544	(8) (10) (10)

Elsie Ma Leung Former Chief Financial Officer, Co-Chief Operating Officer and Co-President	2002 2001 2000		1,360,145 1,307,832 961,634	1,080,673 — 466,030	(5)	262,323 144,872 73,469	(12) (14) (14)	750,000 — 2,400,000	(7) (7)	6,960,886 71,376 1,400	(13) (15) (15)

Peter C. Boylan, III Former Co-Chief Operating Officer and Co-President	2002 2001 2000	(16) (19)	194,063 882,872 408,685	1,440,218 300,000 142,759		86,947 — 286,833	(17) (20)	— — —		5,063,723 101,797 15,303	(18)

(1)	Mr. Shell joined the Company in April 2002. From April 2002 until November 2002, Mr. Shell served as the Company’s Co-President, Chief Operating Officer and member of the Office of the Chief Executive. On November 7, 2002, Mr. Shell was appointed to his current position of Chief Executive Officer. The amounts reflected in the table for Mr. Shell are the actual amounts received by Mr. Shell in all capacities and are not annualized. $187,500 was reimbursed to Fox for services provided to the Company from April 2002 through June 20, 2002.

(2)	These amounts consist of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan (the “401(k) plan”).
(3)	Mr. Loughlin joined the Company on September 9, 2002. The amounts reflected on the table for Mr. Loughlin are the actual amounts received during fiscal 2002 and are not annualized.
(4)	Mr. O’Hara joined the Company in June 2002. The amounts reflected on the table for Mr. O’Hara are the actual amounts received during fiscal 2002 and are not annualized.
(5)	This amount represents the settlement amount for unpaid salary, bonus and vacation for 2001 and 2002 pursuant to the Yuen Termination Agreement and the Leung Termination Agreement.
(6)	This amount includes $728,240 compensation for unused vacation time not included in the settlement amount pursuant to the Yuen Termination Agreement. Also, Dr. Yuen has informed the Company that he occasionally used office automobiles and incidental office resources, including office secretarial staff, for personal matters. The value of these items cannot reasonably be determined at this time.
(7)	These options were canceled on November 7, 2002.
(8)	This amount consists of a $22,452,640 termination fee paid pursuant to the Yuen Termination Agreement and $113,465 in premiums paid for split-dollar life insurance policies. The termination fee is being held in a segregated account. The Company ceased making contributions on Dr. Yuen’s behalf to the split-dollar life insurance policy in November 2002.
(9)	Dr. Yuen has informed the Company that he occasionally used office automobiles and incidental office resources, including office secretarial staff, for personal matters. The value of these items cannot reasonably be determined at this time.
(10)	This amount represents premiums paid for split-dollar life insurance policies.
(11)	According to the Company’s prior SEC filings, this amount represents other benefits paid “pursuant to the officer’s employment agreement.” Dr. Yuen has informed the Company that he occasionally used office automobiles and incidental office resources, including office secretarial staff, for personal matters. The value of these items cannot reasonably be determined at this time.
(12)	This amount consists of $9,000 reimbursement for automobile allowance, $197,839 in unused vacation time and $55,484 of the Company’s matching contributions under the supplemental employment retirement plan (“SERP”). Ms. Leung informed the Company that she occasionally used office automobiles and incidental office resources, including office secretarial staff, for personal matters. The value of these items cannot reasonably be determined at this time.
(13)	This amount consists of $6,957,953 termination fee paid pursuant to the Leung Termination Agreement and $2,933 paid pursuant to the Company’s matching contributions under the 401(k) plan. The termination fee is being held in a segregated account.
(14)	Ms. Leung informed the Company that she occasionally used office automobiles and incidental office resources, including office secretarial staff, for personal matters. The value of these items cannot reasonably be determined at this time.
(15)	These amounts represent matching contributions by the Company under the 401(k) plan and SERP deferral matching contributions of $2,800 and $68,576, respectively, for 2001, and $1,400 and $0, respectively, for 2000.
(16)	Mr. Boylan became Co-President, Co-Chief Operating Officer and a member of the Office of the Chief Executive on July 12, 2000 and resigned as an executive officer on April 1, 2002.
(17)	This amount consists of $1,875 reimbursement for automobile allowance, $24,850 in club dues and $60,222 of the Company’s matching contributions under the SERP.
(18)	This amount consists of $96,198 in legal fees, $4,957,567 in consulting fees, $6,039 in life insurance premiums and $3,919 in Company matching contributions under the 401(k) plan.
(19)	Mr. Boylan became an executive officer of the Company on July 12, 2000 upon consummation of the merger with TV Guide, Inc. Amounts for salary and bonus represent amounts paid from July 12, 2000 through December 31, 2000.
(20)	According to the Company’s prior SEC filings, this amount represents other benefits paid “pursuant to the officer’s employment agreement.”

SUMMARY OF OPTION GRANTS

The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the fiscal year ended December 31, 2002.

Option Grants in the Last Fiscal Year

Name	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise Price per Share	Expiration
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Granted	Fiscal Year	($/Share)	Date		5%($)	10%($)
Current Officers

Jeff Shell	2,000,000	20.24%	2.59	10/08/12		3,257,674	8,255,586
John P. Loughlin	250,000	2.50%	2.80	02/12/13		440,226	1,115,619
Douglas B. Macrae	75,000.76%		8.10	06/20/12		382,053	968,198
Ryan O’Hara	200,000	2.02%	3.05	09/17/12		383,626	972,183
Jonathan B. Orlick	350,000	3.54%	8.10	06/20/12		1,782,916	4,518,260

Former Officers

Henry C. Yuen	3,330,180	33.70%	20.28	03/01/12	(2)	42,473,059	107,635,071
Elsie Ma Leung	750,000	7.59%	8.10	06/20/12	(2)	3,820,534	9,681,985
Peter C. Boylan, III	—	—	—	—		—	—

(1)	Based on the closing price of the shares on The Nasdaq Stock Market on the date of grant.
(2)	These options were cancelled in November 2002 in connection with the restructuring.

SUMMARY OF OPTIONS EXERCISED

The following sets forth certain summary information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2002, together with the fiscal year-end value of unexercised options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Current Officers

Jeff Shell	—	—	—	2,000,000	—	1,320,000
John P. Loughlin	—	—	—	250,000	—	112,500
Douglas B. Macrae	152,000	679,744	—	75,000	—	—
Ryan O’Hara	—	—	—	200,000	—	40,000
Jonathan B. Orlick	—	—	196,192	529,085	—	—

Former Officers

Henry C. Yuen	—	—	25,878,900	—	—	—
Elsie Ma Leung	—	—	7,330,000	—	—	—
Peter C. Boylan, III	—	—	2,706,109	—	—	—

(1)	Value of the securities underlying the “in the money” options at year end minus the exercise price of the options based on the closing price of $3.25 for the Company’s common stock on December 31, 2002.

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

The Company’s compensation program for senior management is intended to attract and retain individuals who are capable of leading the Company towards achieving its business objectives in an industry characterized by competitiveness, growth and change. The Company believes that a substantial portion of the annual compensation for each member of its senior management should relate to, and should be contingent upon, the financial performance of the Company. The Company’s compensation program is generally composed of base salary, discretionary performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock awards. The compensation program also includes various benefits, such as the deferred compensation plans, health insurance plans and programs and pension, profit sharing and retirement plans in which substantially all of the Company’s full-time employees participate.

The Compensation Committee oversees the administration of the Stock Incentive Plan, which provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company’s common stock. These long-term incentives are designed to align the interests of key employees with those of the stockholders of the Company. Stock option grants provide an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s common stock, and the recipient will benefit only when the price of the Company’s common stock increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure that includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

Compensation Arrangements for Chief Executive Officer

Dr. Henry C. Yuen, the Company’s former Chief Executive Officer, resigned from that position on November 7, 2002. Dr. Yuen’s compensation through the date of his resignation was dictated largely by the terms and conditions of his then-effective employment agreement with the Company. The employment agreement, which is described in further detail on page 30, specified the formula by which Dr. Yuen’s base salary and bonus was determined, and provided no discretion to the Board of Directors or the Compensation Committee with regard to the amount of Dr. Yuen’s base salary, annual bonus and annual stock awards.

On November 7, 2002, the Company entered into several agreements with Dr. Yuen in connection with his resignation. Those agreements provided for a lump sum cash payment to Dr. Yuen that included a termination fee and a settlement for accrued and unpaid salary, bonus and vacation that Dr. Yuen would have received under his employment agreement. Additionally, subject to the terms and conditions of the restructuring agreements, Dr. Yuen was entitled to receive equity awards in the form of restricted stock or stock units. As consideration for those payments, the employment agreement was terminated and Dr. Yuen resigned as the Company’s Chief Executive Officer. The Company contemporaneously entered into a new employment agreement with Dr. Yuen in a non-executive capacity.

On November 7, 2002, Jeff Shell became the Company’s Chief Executive Officer. In connection with his appointment, the Company entered into an employment agreement with Mr. Shell described on page 29. In approving the terms and conditions of the employment agreement with Mr. Shell, the Compensation Committee and the Board took into consideration the unique challenges facing the Company’s new Chief Executive Officer. Under the employment agreement, Mr. Shell is entitled to receive a base salary of $750,000. The base salary is subject to annual increases at the discretion of the Compensation Committee but may not be less than any percentage increase in the specified consumer price index. The employment agreement also provides that Mr. Shell will be eligible to receive an annual bonus at the discretion of the Company, but the annual bonus will in no event be less than $250,000 per twelve-month period or such lesser pro-rated amount if the first or last year of the term shall be less than twelve months. The employment agreement also provided for a grant of options to purchase a total of 2,000,000 shares of the Company’s common stock at an exercise price per share of $2.59. The vesting of the options is subject to Mr. Shell’s continued employment with the Company. The Compensation Committee believes that the initial equity compensation award to Mr. Shell was necessary to provide a strong incentive to increase stockholder value.

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based” (as defined) or is otherwise exempt from Section 162(m). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or other factors beyond the Compensation Committee’s control and may affect the deductibility of certain compensation payments.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Perry A. Lerner

James E. Meyer

Peter Chernin

Lachlan K. Murdoch

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2002, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

AUDIT COMMITTEE INDEPENDENCE

The Audit Committee currently consists of Mr. Donatiello, Mr. Lerner and Mr. Meyer. Dr. Carrier previously served on the Audit Committee during 2002, but passed away in February 2002. He was replaced by Mr. Lerner. Currently, no member of the Audit Committee is either an officer or employee of the Company. Currently, the members of the Audit Committee are independent as defined in the Nasdaq listing rules. See “Board Committees–Audit Committee.”

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE AND THE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors–Audit Committee” on page 5 and are more fully described in the Committee’s amended and restated charter, which is attached as Appendix A.

The Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Members of the Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board of Directors. In discharging their responsibilities, the Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

As discussed in the Company’s periodic filings with the SEC, during 2002, the Committee undertook a review of the Company’s accounting policies and the application of those policies to certain transactions. The Committee was assisted in this review by independent legal counsel and accounting advisors. Over a number of months, the Committee held a series of joint and independent meetings with its professional advisors, management, and representatives from the Company’s independent accountants to discuss these matters. When the review process began, KPMG was serving as the Company’s independent accountants, but on October 30, 2002 the Committee recommended, and the Board approved, the termination of KPMG and the retention of Ernst & Young LLP as the Company’s independent accountants, as described in the Company’s filings with the SEC.

After the management restructuring described in the Company’s recent SEC filings, new management, in consultation with Ernst & Young LLP, and the Committee, also reviewed the Company’s accounting policies and procedures as well as the Company’s historical financial statements. As a result of these various reviews, the Company restated certain of its financial statements in reports filed with the SEC on November 15, 2002, announced additional proposed restatements on January 23, 2003 and March 10, 2003 and filed with the SEC on March 31, 2003 additional amendments to various of its periodic SEC reports. In addition, on March 31, 2003, the Company filed with the SEC its Form 10-K for the fiscal year ended December 31, 2002.

The Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2002. The Committee took a number of steps in making this recommendation for 2002, including a series of joint and independent meetings during which, among other matters, the Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements, which include the 2000 and 2001 restatements described above. During the course of these discussions, management represented to the Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Committee of Ernst & Young LLP’s independence, and assisted the Committee in evaluating such independence.

Relying on these reviews and discussions, the Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

THE AUDIT COMMITTEE

Nicholas Donatiello, Jr.

Perry A. Lerner

James E. Meyer (Chair)

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN (1998-2002)

The following graph compares the Company’s total return to stockholders of a $100 investment for the five-year period from March 31, 1998 through December 31, 2002 with a similar investment in the Nasdaq Composite Index, the Nasdaq 100 Index and the market value weighted returns of a Peer Group Index consisting of eleven media and entertainment companies that represent the Company’s competitors in the industry.

During 2002, the Company determined that the Morgan Stanley High Technology Index was no longer a suitable index against which to measure the performance of the Company’s common stock and that a more media intensive index was more appropriate. The Morgan Stanley High Technology Index has been included in the five-year performance graph in this year’s proxy statement as a comparison to the new Peer Group Index.

	3/31/98	3/31/99	3/31/00	12/29/00	12/31/01	12/31/02
Gemstar	100	251	1,147	615	369	43
Nasdaq	100	134	249	134	106	73
Nasdaq-100	100	172	260	192	129	81
Peer Group Index(1)	100	152	191	151	126	84
Morgan Stanley High Tech	100	188	391	246	187	106

(1)	Peer Group Companies: AOL Time Warner, Viacom, Disney, News Corporation, Comcast, Cox Communications, Cablevision Systems, USA Interactive, Primedia, Inc., Reader’s Digest Association and Meredith Corporation.

EMPLOYMENT AGREEMENTS

Employment Agreement with Jeff Shell

The Company and Mr. Shell entered into a three-year Employment Agreement, dated as of October 8, 2002 and effective as of April 29, 2002. Mr. Shell’s title under the agreement is Chief Executive Officer. Mr. Shell’s base salary pursuant to the agreement is initially $750,000. The base salary is subject to annual increases at the discretion of the Board, but in no event less than any percentage increase in the specified consumer price index. The employment agreement provides that Mr. Shell will be eligible to receive an annual bonus at the discretion of the Company, but that his annual bonus will in no event be less than $250,000 per twelve-month period or such lesser pro-rated amount if the first or last year of the term shall be less than twelve months. The employment agreement provides for a grant of options to purchase a total of 2,000,000 shares of common stock of the Company. Each option shall be granted at an exercise price per share of $2.59 and for a term of ten years. The option agreement provides that the option vests and becomes exercisable subject to Mr. Shell’s continued employment with the Company.

Under the employment agreement, if Mr. Shell’s employment is terminated due to disability, then Mr. Shell would be entitled to (i) payment of his base salary through the date of termination; (ii) payment of the pro-rated portion of the annual bonus for the fiscal year in which termination due to disability occurs; (iii) exercise of any stock options which shall have vested as of the date of termination for a period of one year following the date of termination; (iv) until the earlier of the end of such disability and April 29, 2005, continued participation in medical, dental, hospitalization and life insurance coverage and in such other employee plans and programs in which he was participating on the date of termination of his employment due to disability; and (v) other or additional benefits in accordance with applicable plans and programs of the Company.

According to the employment agreement, the Company has the right to terminate Mr. Shell’s employment for cause. The employment agreement provides that such termination must be communicated by a written notice to Mr. Shell, setting forth the facts and circumstances claimed to provide a basis for the termination. In the event that the Company terminates Mr. Shell’s employment for cause (i) Mr. Shell is entitled to his base salary through the date of termination; (ii) all unvested or unexercisable options as of the date of the termination shall be terminated and forfeited; (iii) all previously vested options as of the date of the date of termination shall cease to be exercisable; and (iv) the Company shall have no further obligations to Mr. Shell.

If the Company terminates Mr. Shell’s employment without cause or Mr. Shell terminates his employment for Good Reason, as defined by the employment agreement, he is entitled to receive (i) payment of his base salary and the guaranteed portion of his annual bonus through the end of the term; (ii) the right to exercise any vested stock options and any unvested options which would have vested if Mr. Shell continued his employment until the end of the term; and (iii) until the earlier of the end of the term and the date on which Mr. Shell finds other employment, continued participation in certain employee plans and programs.

The employment agreement also contains a covenant not to compete, a prohibition regarding the solicitation or inducement of any employees of the Company or its affiliates to leave the Company or such affiliates, and a provision regarding what is considered property of the Company.

Employment Agreement of John P. Loughlin

The Company and Mr. Loughlin entered into an Employment Agreement, dated as of September 9, 2002. Mr. Loughlin’s title under the agreement is President of TV Guide Publishing Group. The term of the agreement is for three years with an automatic renewal provision for one additional term of three years, commencing September 9, 2005, unless either Mr. Loughlin or the Company gives the other written notice on or before August 9, 2005 of an intent not to renew. Pursuant to the agreement, Mr. Loughlin’s base salary is initially $700,000. The base salary is subject to annual increases at the discretion of the Company. The employment agreement provides that Mr. Loughlin will be eligible to receive an annual bonus at the discretion of the Company based upon the performance of TV Guide Publishing Group and of the Company with a target bonus of

50% of salary. If the employment agreement terminates without renewal, the Company at its discretion will determine and pay a pro-rated bonus to Mr. Loughlin for the 2005 calendar year with a target bonus of 50% of salary. Pursuant to the employment agreement, the Company granted to Mr. Loughlin options to purchase a total of 250,000 shares of the Company’s common stock at an exercise price of $2.80 per share. These options vest in equal amounts annually over a five-year period.

Under the employment agreement, if Mr. Loughlin’s employment is terminated due to disability, Mr. Loughlin will be entitled to a lump sum cash payment of: (i) his base salary through the date of termination; (ii) the pro-rated portion of the annual bonus for the fiscal year in which termination due to disability occurs; and (iii) any compensation previously deferred by Mr. Loughlin (collectively, the “Accrued Obligations”). Mr. Loughlin will also be entitled to any amounts due pursuant to the terms of any applicable welfare benefit plans. Upon a termination as a result of disability, any stock options granted to Mr. Loughlin during his employment and not previously vested will vest in full and will continue to be exercisable for a period of three years after such termination.

If the Company terminates Mr. Loughlin’s employment without cause or if Mr. Loughlin terminates his employment for Good Reason, as defined by the employment agreement, he is entitled to receive: (i) payment of Accrued Obligations; (ii) a lump sum payment equal to the greater of eighteen months of his then current salary or the balance of base salary payments for all remaining years of the employment agreement including any renewal term if the agreement has been renewed prior to the termination; and (iii) payment of any remaining guaranteed bonus. Additionally, any stock options granted to Mr. Loughlin during his employment not previously vested at the time of such termination will vest in full and continue to be exercisable for three years after such termination.

If the Company elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by the Company without cause.

If Mr. Loughlin elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by Mr. Loughlin without Good Reason, and Mr. Loughlin would be entitled only to payment of Accrued Obligations.

Employment Agreement with Ryan O’Hara

The Company and Mr. O’Hara entered into a three-year Employment Agreement, dated as of June 26, 2002. Mr. O’Hara’s title under the agreement is Senior Vice President, Corporate Strategy and Business Development. Mr. O’Hara’s base salary pursuant to the agreement is initially $400,000. The base salary will be increased annually at the discretion of the Chief Executive Officer. The employment agreement provides that Mr. O’Hara will be eligible to receive an annual bonus at the discretion of the Chief Executive Officer. Pursuant to the employment agreement, the Company granted Mr. O’Hara options to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.05 per share. These options vest annually in equal amounts over a three-year period.

Termination by the Company other than for cause or incapacity will entitle Mr. O’Hara to a lump sum equal to the lesser of: (i) 18 months of salary based upon the then current base salary; or (ii) an amount equal to the total amount of salary which Mr. O’Hara would have received for the remaining term of his employment agreement. Additionally, any stock options which have been granted to Mr. O’Hara which would have vested in the year of such a termination will vest as of the date of notice of such termination.

Agreements with Dr. Henry C. Yuen

The compensation for Dr. Henry C. Yuen, the Company’s former Chief Executive Officer, during 2002 was principally based on the formula specified in his then-effective employment agreement. Dr. Yuen’s employment agreement included an annual adjustment to his base salary by an “Adjusted Percentage” multiplied by his then current Base Salary. The “Adjusted Percentage” was determined by multiplying by .25 the sum of the year-over-year growth percentages for (i) the Company’s consolidated revenues, (ii) the revenues of the Traditional Gemstar Lines of Business (the Technology and Licensing Sector and the Interactive Program Guide Sector, collectively referred to as the “Traditional Gemstar Lines of Business”), (iii) the Company’s consolidated EBITDA, and (iv) the EBITDA of the Traditional Gemstar Lines of Business. The Yuen Agreement also provided for the payment to Dr. Yuen of an annual merit bonus (the “Merit Bonus”), and an annual additional bonus (the “Annual Incentive Bonus”). Under the employment agreement, the aggregate dollar amount of Dr. Yuen’s Base Salary, Merit Bonus and Annual Incentive Bonus for each compensation period payable in cash was subject to an annual limitation. The amount of his Merit and Annual Incentive Bonuses were determined by multiplying the “Adjusted Percentage” (described above) by his then-current Base Salary. The employment agreement also required a specified number of stock options to be granted to Dr. Yuen each year. During the fiscal year ended December 31, 2002, the Company granted to Dr. Yuen as required under the terms of the employment agreement stock options to acquire 3,330,180 shares of common stock of the Company. Additionally, Dr. Yuen had the option to receive his Merit and Annual Incentive Bonuses in the form of options to acquire shares of common stock of the Company. As a result of the restructuring, described below, Dr. Yuen did not receive the Merit and Annual Incentive Bonuses for the year ended December 31, 2002.

Pursuant to the restructuring in November 2002, Dr. Yuen resigned as Chief Executive Officer of the Company, as President and Chief Executive Officer of Gemstar Development Corporation (“GDC”), from every office he held with any subsidiary of the Company, as a member of the Board of Directors of each of the Company’s subsidiaries and as a member of any Committee of the Board of Directors of the Company and any subsidiary. The agreements signed in connection with the restructuring also include a mutual release of claims by Dr. Yuen and the Company. In addition, Dr. Yuen assigned to the Company all of the intellectual property he developed during his employment other than, generally, those developments that do not relate to the fields of interactive television or interactive program guides or other aspects of the Company’s business. Dr. Yuen made certain representations regarding the Company’s financial statements and other public disclosures. Subject to the terms and conditions of the restructuring agreements, Dr. Yuen was entitled to receive a combination of cash payments and restricted stock or stock units. The cash payments to be paid to Dr. Yuen consist of a termination fee in the amount of $22,452,640 and $7,030,778 in settlement for unpaid salary, bonuses and vacation under his former employment agreement. Pursuant to a letter agreement dated November 7, 2002, the cash payable to Dr. Yuen is held by the Company in a segregated account for up to six months pending possible deposit of all or a portion of such cash into an escrow pursuant to the Sarbanes-Oxley Act. All of Dr. Yuen’s stock options as of November 7, 2002, other than approximately 17,055,413 stock options, which were cancelled, immediately vested. On April 18, 2003, the Company terminated Dr. Yuen’s employment for cause under the terms of his November 7, 2002 employment agreement. In accordance therewith, Dr. Yuen is not entitled to receive the restricted stock or stock units and stock options specified in his employment agreement or in his termination agreement. Dr. Yuen has the right to dispute his termination under the terms of his employment agreement. As a result of his termination, a seven-year Patent Rights Agreement with Dr. Yuen became effective under which the Company has the right to license certain intellectual property developed by Dr. Yuen during the term of that agreement and Dr. Yuen agreed not to compete with the Company. Subject to the terms and conditions of the Patent Rights Agreement and the other restructuring agreements, Dr. Yuen may receive payments including an annual cash payment of $250,000 per year plus a fee ranging from a minimum of $1.25 million to a maximum of $2.7 million per year and options to purchase 200,000 shares of common stock per year. Dr. Yuen has informed the Company that he intends to dispute his termination.

Agreements with Ms. Elsie Ma Leung

Pursuant to agreements signed in connection with the restructuring, Ms. Leung resigned as Co-President, as Co-Chief Operating Officer, and as Chief Financial Officer of the Company, as Chief Operating Officer and Chief Financial Officer of GDC, from every office she held with any subsidiary of the Company, as a member of the Board of Directors of the Company’s subsidiaries and as a member of any Committee of the Board of

Directors of the Company and any subsidiary. The agreements also include a mutual release of claims by Ms. Leung and the Company. In addition, Ms. Leung made certain representations regarding the Company’s financial statements and other public disclosures. Subject to the terms and conditions of the restructuring agreements, Ms. Leung was entitled to receive a combination of cash payments, stock options and restricted stock or stock units. The cash payments to be paid to Ms. Leung consist of a termination fee in the amount of $6,957,953 and $1,209,695 in settlement for unpaid salary, bonuses and vacation under her existing employment agreement. Pursuant to a letter agreement dated November 7, 2002, the cash payable to Ms. Leung will be held by the Company in a segregated account for up to six months pending possible deposit of all or a portion of such cash into an escrow pursuant to the Sarbanes-Oxley Act. All of Ms. Leung’s stock options as of November 7, 2002, other than approximately 3,150,000 stock options, which were cancelled, immediately vested. On April 18, 2003, the Company terminated Ms. Leung’s employment for cause under the terms of her November 7, 2002 employment agreement. In accordance therewith, Ms. Leung is not entitled to receive the restricted stock or stock units and stock options specified in her employment agreement or in her termination agreement. Ms. Leung has informed the Company that she intends to dispute her termination.

Agreement with Peter C. Boylan III

The Company and Mr. Boylan entered into a Separation and Consulting Agreement, effective as of March 4, 2002, pursuant to which Mr. Boylan resigned on April 1, 2002 as an officer and director of the Company. As part of the agreement, Mr. Boylan agreed to the termination, subject to the survival of certain provisions, of his existing employment agreement and to provide, subject to the terms of the agreement, consulting services to the Company for a period of three years. Under the terms of the agreement, Mr. Boylan will continue to receive certain benefits, including continuation of medical, dental, and life insurance for 60 months, and received a payment of approximately $4.96 million. In addition, the Company made a payment of approximately $1.4 million on behalf of Mr. Boylan to the SERP deferred compensation plan representing unpaid salary, bonus and accrued vacation. The Company also made a matching contribution of approximately $57,600 to Mr. Boylan’s account under the SERP deferred Compensation Plan and under the agreement all of Mr. Boylan’s 2,706,109 stock options, including 885,917 previously unvested stock options, will be exercisable for their entire remaining term.

Employment Agreement with Jonathan B. Orlick

The Company and Mr. Orlick entered into an Employment Agreement, effective as of November 1, 2002, which supercedes his previous employment agreements with the Company including, without limitation, agreements dated on or about January 3, 2001 and March 8, 2002. The term of the agreement is from the effective date up to and including December 31, 2005. Mr. Orlick’s title under the agreement is President, Intellectual Property. Mr. Orlick’s base salary pursuant to the agreement is initially $625,000. The base salary will be increased annually at a rate of $25,000 per year beginning on January 1, 2003 and on each subsequent one year anniversary of such date until January 1, 2005. The employment agreement provides that Mr. Orlick will be eligible to receive an annual bonus at the discretion of the Company, but that his annual bonus will in no event be less than 25% of his then base salary. Pursuant to the employment agreement, Mr. Orlick is eligible for annual stock option grants consistent with his position as a core executive of the Company at the Company’s sole discretion.

Termination of the employment agreement because of death will entitle Mr. Orlick’s beneficiaries or estate to: (i) a lump sum payment equal to the total minimum base salary and minimum annual bonus(es) that the Company would be obligated to pay Mr. Orlick through December 31, 2005; and (ii) any accrued vacation pay to the extent not already paid. Additionally, any stock options which have vested as of the date of death will be exercisable by Mr. Orlick’s estate or beneficiaries until the 10th anniversary of their respective grant dates, subject to the limitations set forth in the employment agreement.

Termination by the Company due to Disability, as defined in the employment agreement, will entitle Mr. Orlick to a lump sum payment equal to the sum of: (i) Mr. Orlick’s annual base salary and pro-rated minimum bonus through the date of such termination to the extent not already paid; and (ii) any accrued vacation pay to the extent not already paid. Additionally, all stock options vested as of the date of termination due to Disability will be exercisable until the 10th anniversary of their respective grant dates, subject to the limitations set forth in the employment agreement.

Termination by the Company for Cause, as defined in the employment agreement, will entitle Mr. Orlick to the timely payment equal to the sum of: (i) Mr. Orlick’s annual base salary and prorated bonus through the date of such termination; and (ii) any accrued vacation pay to the extent not already paid. Additionally, all stock options vested as of the date of the termination for Cause will be exercisable for a period of six months following the date of termination for Cause, subject to the limitations set forth in the employment agreement.

Termination by the Company other than for death, Disability or Cause will entitle Mr. Orlick to: (i) payment of any accrued vacation pay to the extent not already paid; (ii) immediate vesting of any unvested stock options that would have vested if Mr. Orlick had continued his employment through the end of the term of the employment agreement; (iii) continued participation in employee Welfare Benefit Plans, as defined in the agreement, until the earlier of the end of the term of the employment agreement or the date on which Mr. Orlick finds other employment; and (iv) payment of a lump sum equal to the greater of: (a) the sum of Mr. Orlick’s annualized rate of base salary in effect at the time of such termination multiplied by one plus a minimum annual bonus payment equivalent to 25% of Mr. Orlick’s annualized rate of base salary; or (b) the total amount equal to the minimum base salary and minimum annual bonus(es) that the Company would be obligated to pay Mr. Orlick through the term of his employment agreement.

If Mr. Orlick chooses to terminate the employment agreement for Good Reason, as defined in the agreement, Mr. Orlick will be entitled to: (i) Mr. Orlick’s annual base salary and pro-rated minimum bonus through the date of such termination to the extent not already paid; and (ii) any accrued vacation pay to the extent not already paid. Additionally, all stock options vested as of the date of such termination will be exercisable for a period of one year following the date of such termination, subject to the limitations set forth in the employment agreement.

The employment agreement may be renewed by mutual written agreement of the Company and Mr. Orlick. However, the Company has no obligation to renew the employment agreement or to continue Mr. Orlick’s employment after the termination or expiration of the employment agreement.

Employment Agreement with Douglas B. Macrae

Mr. Macrae entered into an Employment Agreement with TV Guide On Screen, Inc. (formerly VideoGuide, Inc.) (“TV Guide On Screen”), a wholly owned subsidiary of the Company, dated as of July 1, 1996. Mr. Macrae’s title under the agreement is President/C.E.O. of TV Guide On Screen. The term of the agreement is for an initial term commencing on July 1, 1996 until June 30, 2001 with an automatic renewal provision for consecutive terms of one additional year each which continues until either party gives notice, in writing, at least one month prior to the expiration of the initial term or any renewal term. Pursuant to the agreement, Mr. Macrae’s base salary is initially $187,008. The base salary is subject to annual increases equal to an amount obtained by multiplying the current base salary by the positive percentage equal to the COLA Percentage, as defined in the agreement, but in no event will the annual increase be greater than 5% over the base salary of the previous year. The employment agreement provides that Mr. Macrae will be eligible to receive any Additional Benefits, as defined in the agreement, at a level commensurate with Mr. Macrae’s office that recognizes Mr. Macrae’s prior service with TV Guide On Screen.

Under the employment agreement, if Mr. Macrae’s employment is terminated due to death, Mr. Macrae’s Beneficiary, as defined in the agreement, will be entitled to all of Mr. Macrae’s previously earned salary and Additional Benefits.

If the Company elects not to renew Mr. Macrae’s employment agreement without first providing the required one month advance written notice, such actions will be treated as a termination Without Cause, as defined in the agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with News Corporation

In connection with the acquisition of TV Guide in 2000, News Corporation became a stockholder of the Company. As of December 31, 2002, News Corporation beneficially owns approximately 43% of the Company’s outstanding common stock. The Company earned advertising revenues of $13.3 million, $19.3 million and $10.4 million for the years ended December 31, 2002, December 31, 2001 and for the period from the date of the TV Guide acquisition through December 31, 2000, respectively, from entities controlled by News Corporation. In addition, the Company acquired programming from News Corporation controlled entities of $4.4 million, $11.3 million and $6.7 million for the years ended December 31, 2002, December 31, 2001 and for the period from the date of the TV Guide acquisition through December 31, 2000, respectively. The Company also has the right to transmit IPG data in the vertical blanking interval of each television broadcast station owned and operated by an affiliate of News Corporation. In exchange for that right, the affiliate’s stations are entitled to a preferred position on the IPG in their designated market areas. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with News Corporation. As of December 31, 2002 and December 31, 2001, the Company had receivables due from News Corporation controlled entities totaling $4.0 million and $5.2 million, respectively, and payables due to News Corporation controlled entities totaling $249,000 and $320,000, respectively. The Company reimburses News Corporation for facilities and other general and administrative costs incurred on the Company’s behalf. Expenses associated with these costs approximated $4.1 million and $2.3 million for the years ended December 31, 2002 and 2001, respectively. Expenses for the year ended December 31, 2001 included a rent and facilities credit of $(345,000) and a reimbursement of severance costs of $1.1 million from News Corporation. News Corporation also provides the Company with the services of its acting Chief Financial Officer, Paul Haggerty, and the services of other News Corporation executives on an allocated cost basis. In addition, the Company purchases paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations. In 2002, the Company also purchased catalog inventory of $14,000 and eBook content of approximately $120,000 from News Corporation subsidiaries.

From April 2002 through June 20, 2002, Fox Entertainment Group, Inc., a subsidiary of News Corporation, provided the Company with the services of Jeff Shell. The Company has reimbursed Fox Entertainment Group, Inc. in the amount of $187,500 for Mr. Shell’s services from April 2002 through June 20, 2002. From April 2002 until November 2002, Mr. Shell served as the Company’s Co-President, Chief Operating Officer and member of the Office of the Chief Executive. On November 7, 2002, Mr. Shell was appointed to his current position of Chief Executive Officer.

Liberty, formerly an indirect wholly owned subsidiary of AT&T Corp., beneficially owned approximately 21% of the issued and outstanding common stock of the Company from the date of the acquisition of TV Guide in 2000 until May 2, 2001, the date Liberty sold most of its interest in the Company to News Corporation. For the period January 1, 2001 to May 2, 2001, the date Liberty ceased to be considered a related party of the Company, the Company purchased programming from Liberty controlled affiliates of $4.5 million. During the same period, the Company also sold video, program promotion and guide services of $6.7 million to AT&T Broadband and Internet Services (“BIS”) and its consolidated affiliates. In addition, during the same period, the Company purchased production services and was provided satellite transponder facilities and uplink services from BIS consolidated affiliates of $2.4 million. BIS is also wholly owned by AT&T Corp. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with Liberty or BIS.

The Company has included in the amounts discussed above, transactions with News Corporation, BIS, and Liberty and all known entities in which BIS, Liberty and News Corporation have an interest greater than 50%. In addition, the Company has transactions with entities in which BIS, Liberty and News Corporation own, directly or indirectly, 50% or less.

Relationship with Thomson multimedia, Inc.

The Company has multiple transactions with Thomson multimedia, Inc., which include Thomson’s licensing of the Company’s VCR Plus+ and GUIDE Plus+ IPG. In connection with the IPG license, Thomson agreed to certain advertising commitments on the Company’s platforms, primarily the interactive program guide platforms, and to certain marketing and promotion commitments on Thomson products carrying the Company’s technology (that were to be funded by the Company). In addition, the two companies were joint venture partners in the sale of advertising on electronic program guides on televisions. During the years ended December 31, 2002 and 2001 and the nine-month period ended December 31, 2000, revenues earned from the relationship with Thomson were $16.4 million, $49.6 million and $46.1 million. In accordance with the Company’s revenue recognition policy, revenues for Thomson are recorded net of amounts paid to Thomson for market development arrangements. As of December 31, 2002 and 2001, the Company has receivables due from Thomson of $6.1 and $57.9 million and payable due to Thomson totaling $7.5 million and $21.2 million, respectively.

In the fourth quarter of fiscal 2002, the Company and Thomson have been negotiating their existing IPG agreements and certain related agreements. Consistent with the Company’s accounting policy, the Company ceased recording revenue and cooperative advertising expenses related to these contracts unless cash is received or paid. During the fourth quarter, the Company acquired Thomson’s 20 percent interest in the joint ventures and settled various receivables. As a result, the joint ventures became wholly owned subsidiaries.

Relationship with Douglas B. Macrae

The Company, through its wholly owned subsidiary, TV Guide On Screen, Inc. (formerly VideoGuide, Inc.), leases approximately 18,887 square feet of office space from CMT Partners, LP. The two sons of Douglas B. Macrae, through the 1991 DBM Descendents Trust (“DBM”), own a 45% interest in CMT Partners, a privately held real estate partnership. The remaining term of the current lease between the Company and CMT Partners is one year with renewal option at the expiration of the term. The amounts paid by the Company to CMT Partners during the years ended December 31, 2002 and 2001 and the nine months ended December 31, 2000 were $397,000, $397,000 and $298,000, respectively. DBM receives distributions from CMT Partners, which include profits from the lease arrangement with the Company.

Restructuring Agreements

On November 7, 2002, the Company entered into various management restructuring agreements with Dr. Yuen and Ms. Leung (“the Former Executives”). Dr. Yuen resigned from his duties as President and Chief Executive Officer, and Ms. Leung resigned from her duties as Co-Chief Operating Officer and Chief Financial Officer. Both became non-executive officers of a new wholly owned international-focused business unit. The Former Executives terminated their existing employment agreements and replaced them with new five- and three-year employment agreements, respectively, which provide for annual salaries totaling $2.5 million and certain other benefits. Under the Yuen Termination Agreement, Dr. Yuen assigned to the Company all intellectual property related to the business of the Company that he previously developed. Dr. Yuen would continue as a non-executive chairman of the Board of Directors. Under the Leung Employment Agreement, Ms. Leung would continue as a non-executive member of the Board of Directors. Each of Dr. Yuen and Ms. Leung would continue in their respective positions on the Board of Directors. In addition, Dr. Yuen entered into a Patent Rights Agreement granting the Company the option to acquire certain inventions of Dr. Yuen and requiring certain payments by the Company and other obligations.

On April 18, 2003, the Company terminated the employment of each of Dr. Yuen and Ms. Leung for cause in accordance with the terms of their respective employment agreements. Dr. Yuen and Ms. Leung have the right to dispute their termination under the terms of their respective employment agreements. If Dr. Yuen and/or Ms. Leung dispute their termination and an arbitration panel concurs that each of them was properly terminated, the Company is not obligated to make any awards of stock options, restricted stock or stock units contemplated by the employment and termination agreements. The cash payments and accelerated vesting of stock options set forth in their termination agreements are not directly affected by the Company’s determination to terminate their employment under their employment agreements. Dr. Yuen and Ms. Leung have informed the Company that they intend to dispute their respective terminations.

Pursuant to the Patent Rights Agreement, the Company has the option to acquire certain of Dr. Yuen’s inventions during the period commencing on April 18, 2003 and ending on November 7, 2009. The Company agreed to grant Dr. Yuen a license to use any acquired inventions outside of certain specified fields of use and Dr. Yuen agreed not to compete with the Company within the fields of interactive program guides and interactive televisions. In addition to a standard purchase amount for each invention acquired by the Company, subject to the terms and conditions of the Patent Rights Agreement and the other restructuring agreements, Dr. Yuen may receive (i) annual compensation of $250,000, (ii) an acquisition fee of $250,000 for each acquired invention, (iii) a 2% royalty on net sales generated during the term of the patent rights agreement from the sale of specified products and services with a guaranteed minimum of $1.25 million and a maximum of $2.7 million annually, and (iv) 200,000 stock options per year at the market price on the date of grant during the term of the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10% of a registered Class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2002, except as set forth below. The late reporting was not due to errors on the part of the individuals named, but was primarily due to a determination in December 2002 by the Company that the individuals named satisfy the requirements for Section 16(a) reporting obligations dating back to November 2002, the date of the Company’s management restructuring. An initial report on Form 3 was filed late for Ms. Dickey, Mr. Hopkins, Mr. Loughlin, Mr. Lerner, Mr. O’Hara and Mr. Sussman; one transaction was reported late for Mr. Hopkins and Mr. Macrae.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (without exhibits), which the Company has filed with the SEC, accompanies this proxy statement. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Investor Relations Department, by mail at 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7500 or by email at investorinfo@gemstartvguide.com.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2004 must be received by the Company by December 27, 2003. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than sixty (60) nor more than ninety (90) days prior to such annual meeting. In the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the annual meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the annual meeting. If any other matters are presented for action at the annual meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Stephen H. Kay

Executive Vice President,

General Counsel and Secretary

Los Angeles, California

April 28, 2003

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

APPENDIX A

AUDIT COMMITTEE CHARTER

Membership

The Audit Committee of the Board of Directors of Gemstar–TV Guide International, Inc. shall consist entirely of directors who the Board determines are “independent” in accordance with Nasdaq listing standards and who meet the additional “independence” requirements of Nasdaq for audit committee membership. At least one member of the Audit Committee shall be a financial expert as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”) no later than the date on which those rules become effective. The members of the Committee shall be appointed and may be removed by the Board.

Purpose and Responsibilities

The Audit Committee shall assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent accountants and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

In the furtherance of this purpose, the Audit Committee shall have the following responsibilities:

Independent Accountants

1.    The Audit Committee shall have the sole authority to retain and terminate the independent accountants of the Company (subject, if applicable, to shareholder ratification), including the sole authority to approve all audit and permitted non-audit services to be provided by the independent accountants and the engagement fees and terms thereof. The Audit Committee shall pre-approve each such audit and non-audit service to be provided by the Company’s independent accountants. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2.    The Audit Committee shall review and discuss with the independent accountants their audit procedures, including the audit plan and its scope and staffing with respect to the Company’s consolidated financial statements;

3.    The Audit Committee shall evaluate the independent accountants’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent accountants to the Board of Directors on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall, to the extent it deems appropriate:

•	obtain and review a report or reports from the Company’s independent accountants describing:

•	the independent accountants’ internal quality-control procedures;

•	any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants; and any steps taken to deal with any such issues; and

•	review and evaluate the lead partner of the independent accountants;

•	in addition to assuring the regular rotation of the “audit partners” as required by law, consider whether the independent accountants should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management of the independent auditors performance.

4.    The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent accountants;

5.    The Audit Committee shall have the authority to engage advisors as it deems appropriate in connection with the discharge of its duties. The Committee will have sole authority to determine and approve related fees and retention terms for any such advisors, who will be compensated by the Company;

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

6.    The Audit Committee shall review and discuss with the independent auditors and with management the results of the annual audit of the Company’s consolidated financial statements prior to the filing with the SEC or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent auditors’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent auditors in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants (“AICPA”);

7.    The Audit Committee shall recommend to the Board of Directors whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;

8.    The Audit Committee shall review and discuss with management and the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any items required to be communicated to the Committee by the independent auditors in accordance with existing AICPA guidance;

9.    The Audit Committee shall review and discuss with management and the independent accountants the quality and adequacy of the Company’s financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

10.    The Audit Committee shall review and discuss with the independent accountants any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent accountants pursuant to Statement on Auditing Standards No. 61;

11.    The Audit Committee shall review with management and the independent accountants, in separate meetings if the Audit Committee deems it appropriate:

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

12.    The Audit Committee shall discuss with management the Company’s earnings releases as well as financial information and earnings guidance provided to analysts and rating agencies;

13.    The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

14.    The Audit Committee shall approve all related-party transactions when and if required to do so by applicable rules and regulations;

15.    The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

and shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

16.    The Audit Committee shall prepare a report of the Audit Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC, and file with Nasdaq any reports that may be required with respect to the Audit Committee;

Reporting to the Board of Directors; Evaluation of Performance; Other Activities

17.    The Audit Committee shall report to the Board of Directors on a regular basis;

18.    The Audit Committee shall, at least annually (i) evaluate its own performance and report to the Board of Directors on such evaluation and (ii) review and assess the adequacy of this Charter; and

19.    The Audit Committee shall perform any other activities consistent with the Company’s Certificate of Incorporation, Bylaws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

Procedures

The Committee shall meet at least four times annually or more frequently as it deems appropriate to carry out its duties. A majority of the members of the Committee shall constitute a quorum. The Chair of the Committee, in consultation with the other Committee members, shall set meeting agendas.

The Committee shall periodically meet separately in executive session with the independent accountants and any members of management and as a Committee to discuss any matters that the Committee or persons with whom they believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors of the Company. Members of the Committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board of Directors.

APPENDIX B

AMENDMENT TO 1994 STOCK INCENTIVE PLAN

Section 1.9    No Transferability

Awards may be exercised only by, and amounts payable or shares issuable pursuant to an Award shall be paid only to (or registered only in the name of), the Participant or, if the Participant has died, the Participant’s Beneficiary or, if the Participant has suffered a Total Disability, the Participant’s Personal Representative, if any, or if there is none, the Participant, or (to the extent permitted by applicable law and the other provisions of this Plan and, if applicable, Rule 16b-3) to a third party pursuant to such conditions and procedures as the Committee may establish in the Award Agreement or by amendment thereto. Other than by will or the laws of descent and distribution (or pursuant to a QDRO or other exception to transfer restrictions so authorized by the Committee and consistent with Rule 16b-3, if applicable, or, in the case of an Incentive Stock Option, with the Code), no right or benefit under this Plan or any Award, shall be transferable by the Participant or shall be subject in any manner to anticipation, alienation, sale transfer, assignment, pledge, encumbrance or charge (other than to the Corporation) and any such attempted action shall be void. The Corporation shall disregard any attempt to transfer, assignment or other alienation prohibited by the preceding sentences and shall pay or deliver such shares of Common Stock in accordance with the provisions of this Plan. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes. Except to the extent required by Sections 1.10 and 4.4 or by the Committee in the Award Agreement, the restrictions set forth herein shall not apply to (i) shares of Common Stock actually issued on exercise of any Options, (ii) shares of Common Stock actually issued as payment for Stock Units or DERs, or (iii) Restricted Stock awards that have vested and otherwise satisfied the conditions that may be imposed by the Committee pursuant to Section 3.3.

Section 3.2    Dividend Equivalent Rights

In its discretion, the Committee may grant to any Eligible Person DERs concurrently with the grant of any Option or Stock Unit, on such terms as set forth by the Committee in the Award Agreement. DERs shall be based on all or part of the amount of dividends declared on shares of Common Stock underlying the Award and shall be credited in respect of the period between the date of grant (or such later date as the Committee may set) and the date the Option or Stock Unit is exercised or expires (or such earlier date as the Committee may set) or is settled, as determined by the Committee. DERs shall be payable in cash, shares of Common Stock or other Awards and (to the extent permitted by law) may be subject to such conditions, not inconsistent with Section 162(m) of the Code (in the case of Options or other Awards intended to satisfy its conditions with respect to deductibility), as may be determined by the Committee.

Section 3.3    Restricted Stock Awards

Restricted Stock represents awards made in Common Stock in which the shares granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except upon passage of time, or upon satisfaction of other conditions, or both, in every case as provided by the Committee in its sole discretion (including, without limitation, Awards that may vest immediately). The Committee, in its sole discretion, shall determine the specific terms, conditions and provisions relating to each grant of Restricted Stock (including, without limitation the extent to which the recipient of the Restricted Stock Award may have dividend and/or voting rights with respect to the shares subject to the Award prior to the time such shares become vested) as set forth in duly adopted rules or specific Award Agreements.

Section 4.7    Privileges of Stock Ownership

Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record

B-1

by him or her. Except as otherwise expressly authorized by the Committee or this Plan, no adjustment will be made for dividends or other shareholder rights for which a record date is prior to such date of delivery.

Section 5.1    Definitions

(a)    “Award” shall mean an award of any Option, Stock Unit, Restricted Stock award, or DER, or any combination thereof, whether alternative, sequential, or cumulative, authorized or granted under this Plan.

(gg)    “Restricted Stock” means an award of Common Stock, the vesting of which is subject to vesting or other conditions pursuant to Section 3.3.

B-2

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of Gemstar–TV Guide International, Inc.

The Annual Meeting of Stockholders will be held on

May 20, 2003 at 2:00 p.m. Eastern time

Citigroup Auditorium

399 Park Avenue

New York, New York 10022

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, MAY 20, 2003

The undersigned, a stockholder of Gemstar–TV Guide International, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and revoking any proxy previously given, hereby constitutes and appoints Jeff Shell and Stephen H. Kay and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at Citigroup Auditorium, 399 Park Avenue, New York, New York 10022.

(continued and to be signed on the other side)

FORM OF PROXY

Ú  Please Detach and Mail in the Envelope Provided  Ú

☒	Please mark your votes as in this example

The Board of Directors recommends a vote FOR items 1, 2, 3, 4, 5 and 6.

		For all nominees	Withhold authority to vote for all nominees
1.	For the person listed below as a Class II Director nominee for a two-year term as a member of the Company’s Board of Directors.	☐	☐	Nominees: Mr. Perry A. Lerner Mr. K. Rupert Murdoch Mr. Jeff Shell

(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

		For all nominees	Withhold authority to vote for all nominees
2.	For the person listed below as a Class I Director nominee for a three-year term as a member of the Company’s Board of Directors.	☐	☐	Nominees: Mr. Peter Chernin Mr. David F. DeVoe

(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

3.	For the amendment to the Company’s Certificate of Incorporation to eliminate supermajority director voting.

FOR AGAINST ABSTAIN
☐ ☐ ☐

4.	For the Amendment to the Company’s Certificate of Incorporation to eliminate “TVG Directors” and “GS Directors” designations.

FOR AGAINST ABSTAIN
☐ ☐ ☐

5.	For the 1994 Stock Incentive Plan Amendment.

FOR AGAINST ABSTAIN
☐ ☐ ☐

6.	For ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

FOR AGAINST ABSTAIN
☐ ☐ ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated , 2003

Signature of Stockholder	Dated , 2003

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.